UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 15, 2021 (April 9, 2021)

TERRA INCOME FUND 6, INC.
(Exact Name of Registrant as Specified in Its Charter)

Maryland (State or other jurisdiction of incorporation)	814-01136 (Commission File Number)	46-2865244 (I.R.S. Employer Identification No.)

550 Fifth Avenue, 6th Floor
New York, New York 10036
(Address of principal executive offices, including zip code)

(212) 753-5100
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
7.00% Notes due 2026	TFSA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.    ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 9, 2021, Terra Income Fund 6, Inc., a Maryland corporation (the “Company”), as borrower, entered into a credit agreement (the “Credit Agreement”) with Eagle Point Credit Management LLC, as the administrative agent and collateral agent (“Eagle Point”), and certain funds and accounts managed by Eagle Point, as lenders (in such capacity, collectively, the “Lenders”). The Credit Agreement provides for (i) a delayed draw term loan to the Company of $25,000,000 (the “Term Loan”) and (ii) additional incremental loans in a minimum amount of $1,000,000 and multiples of $500,000 in excess thereof, which may be approved by a Lender in its sole discretion (“Incremental Loans,” and together with the Term Loan, the “Loans”).

The scheduled maturity date of the Loans is April 9, 2025. The Loans will bear interest on the outstanding principal amount thereof at a rate equal to 5.625% per annum; provided that if at any time the Company is rated below investment grade, the interest rate shall increase to 6.625% until the rating is no longer below investment grade. In connection with the entry into the Credit Agreement, the Company also agreed to pay Eagle Point certain upfront fees on the initial borrowing date as described in the Credit Agreement. The Company will also pay, with respect to any unused portion of the Term Loan, a commitment fee of 0.75% per annum.

The Company may prepay any Loan, in whole or in part, together with all accrued but unpaid interest thereon, upon at least 30 but not more than 60 days’ prior notice to the Agent. If the Company elects to make such prepayments prior to October 9, 2023, the Company will also be required to pay a make whole premium equal to the excess (if any) of (A) the present value at such date of (1) the principal amount being prepaid of such Loan, plus (2) all remaining required interest payments due on the principal amount being prepaid of such Loan through the maturity date (excluding accrued but unpaid interest to the date on which the make whole premium becomes owed), computed using a discount rate equal to the applicable U.S. Treasury rate (as set forth in the Credit Agreement) plus 50 basis points, over (B) the principal amount being prepaid of such Loan; provided that the make whole premium may in no event be less than zero.

In connection with its entry into the Credit Agreement, the Company also entered into a security agreement (the “Security Agreement”), by and among the Company, as grantor, and Eagle Point, as administrative agent, for the benefit of the Lenders, their affiliates and Eagle Point as the secured parties thereunder. Pursuant to the Security Agreement, the Company pledged substantially all of its now owned and hereafter acquired property as security for the obligations of the Company under the Credit Agreement, subject to certain limitations and restrictions set forth in the Security Agreements.

The Credit Agreement contains customary representations, warranties, reporting requirements, borrowing conditions and affirmative, negative and financial covenants, including REIT status requirements and minimum asset coverage ratio requirements. The Credit Agreement also includes usual and customary events of default and remedies for credit agreements of this nature. Events of default under the Credit Agreement include, but are not limited to: (i) the failure by the Company to make any payments when due under the Credit Agreement; (ii) the failure of the Company to perform or observe any term, covenant or agreement under the Credit Agreement or any other loan document, subject to applicable cure periods; (iii) an event of default on other material indebtedness of the Company; (iv) the bankruptcy or insolvency of the Company; and (v) judgments and attachments, with customary limits and grace periods, against the Company or its property. In addition, the Loans are subject to mandatory prepayment, at the option of each Lender, upon a change in control of the Company (as defined by the Credit Agreement).

The above descriptions of the Credit Agreement and the Security Agreement are qualified in their entirety by reference to the full text of each of the Credit Agreement and the Security Agreement, copies of which are filed as Exhibits 10.1 and 10.2, respectively, hereto and are incorporated herein by reference.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is hereby incorporated by reference in this Item 2.03.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Exhibit Description
10.1*	Credit Agreement, dated as of April 9, 2021, by and among Terra Income Fund 6, Inc., as borrower, Eagle Point Credit Management LLC, as agent, and the lender parties thereto

10.2*	Security Agreement, dated as of April 9, 2021, by and among Terra Income Fund 6, Inc., as grantor, and Eagle Point Credit Management LLC, as administrative agent

* Certain schedules and exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule or exhibit will be furnished supplementally to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TERRA INCOME FUND 6, INC.

Date:	April 15, 2021	By:	/s/ Gregory M. Pinkus
Gregory M. Pinkus
Chief Operating Officer, Chief Financial Officer, Treasurer and Secretary